Atlantic Gulf Communities Corporation Exhibit to the June 30, 1998 Form 10-Q Exhibit (a) (3) Letter Agreement dated July 8, 1998 modifying certain terms of the Third Amendment to Second Amended and Restated Revolving Loan Agreement Atlantic Gulf Communities Corporation, dated as of June 30, 1998
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                                                       July 8, 1998

Mr. Ben Silver
Assistant Vice President
Foothill Capital Corporation
11111 Santa Monica Blvd., Suite 1500
Los Angeles, CA  90025

Re: Third Amendment to Second Amended and Restated Revolving Loan Agreement between Atlantic Gulf Communities Corporation and Foothill Capital Corporation dated as of June 30, 1998 (the "Third Amendment")

Dear Ben:

         This shall confirm that the definition of Borrowing Base, Item B in the Third Amendment be modified in its entirety as follows:

         B. With respect to each corresponding period, the amounts set forth on the chart below (the "Borrowing Base Limits")

                DATE                                        BORROWING BASE LIMIT

         June 30, 1998 through
         August 1, 1998                                       $25,000,000.00

         August 2, 1998 through
         August 8, 1998                                       $24,150,000.00

         August 9, 1998 through
         August 31, 1998                                      $23,000,000.00

         September 1, 1998 through
         September 30, 1998                                   $20,000,000.00

         October 1, 1998 through
         October 31, 1998                                     $17,000,000.00

         November 1, 1998 through
         November 30, 1998                                    $12,500,000.00

         December 1, 1998                                     $0.0

Page Two
Mr. Ben Silver
July 30, 1998


         Notwithstanding the above chart, upon the release of the $2,500,000.00 held in escrow in connection with the prior sale of Daves Creek, the Borrowing Base Limit shall be the amount calculated by subtracting $2,500,000.00 from the Borrowing Base Limit in place immediately prior to the release of the $2,500,000.00 held in escrow in connection with the prior sale of Daves Creek, and each Borrowing Base Limit thereafter shall be $2,500,000.00 less than the Borrowing Base Limit shown for each corresponding period on the above chart through and including September 30, 1998. Likewise, upon the refinancing of the West Meadows residential project debt, the Borrowing Base Limit in place immediately prior to the refinancing of the West Meadows residential project debt, and each Borrowing Base Limit thereafter shall be $2,500,000.00 less than the Borrowing Base Limit shown if such closing occurs prior to August 1, 1998 or $1,650,000 less than the Borrowing Base Limit shown if such closing occurs after August 1, 1998 for each corresponding period on the above chart through and including September 30, 1998. Notwithstanding the foregoing, the reductions to the borrowing base from both the West Meadows residential project refinancing and Daves Creek escrow release are permanent reductions to the borrowing base and satisfy all required reductions through September 30, 1998.

         A notice of borrowing for $900,000.00 to be advanced on Monday, August 3, 1998 is accompanying this modification. Please sign a copy of this letter agreement and fax a copy back to my attention.

                                               Sincerely,


                                               John H. Fischer

agreed and accepted this ___ day
of July, 1998

FOOTHILL CAPITAL CORPORATION

BY: _____________________________

ITS:_____________________________